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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                 MARCH 31, 2002
                                   (UNAUDITED)

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
                                                                                         THREE MONTHS ENDED
                                                                                 -----------------------------------
                                                                                 MARCH 31, 2002       MARCH 31, 2001
                                                                                 -----------------------------------
Net Income.............................................................            $98,299,943          $78,427,058

Common Equivalent Shares:

Weighted Average Common Shares Outstanding.............................            160,310,632          159,207,791
Weighted Average Common Equivalent Shares .............................              1,872,136            1,753,098
                                                                                 -----------------------------------
Weighted Average Common and Common Equivalent Shares...................            162,182,768          160,960,889
                                                                                 ===================================

Net Income per Common Equivalent Share - Basic.........................                  $0.61                $0.49
Net Income per Common Equivalent Share - Diluted.......................                  $0.61                $0.49
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